Exhibit 10.25
DESCRIPTION OF DIRECTORS AND NAMED EXECUTIVE OFFICERS COMPENSATION
The compensation payable to all of the Company’s non-employee directors is as follows:
•	An annual cash retainer of $5,000.00.

•	In addition, non-employee directors each receive $700.00 for each regular meeting of the Board of Directors attended.
•	In addition, members of the Audit Committee are paid $250.00 for each Audit Committee meeting attended and the Audit Committee Chairman is paid an annual retainer of $4,000.00.
The compensation of executive officers is reviewed and adjusted on an annual basis as of the individual’s anniversary date of hire, based upon the approval of the Executive Compensation Committee of the Board of Directors.
As of March 10, 2008, current annual salaries of each of the following executive officers is shown below:

Name	Salary
Donita R. Koval	$321,360
Daniel L. Warfel	$240,900
David S. Runk	$174,552

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